THE MARCUS CORPORATION REPORTS FISCAL 2005 RESULTS
Earnings from continuing operations increase over prior year

Milwaukee, Wis., July 28, 2005.....The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 26, 2005.

Total revenues for the fourth quarter of fiscal 2005 were $60,761,000, compared to revenues of $63,527,000 for the fourth quarter of the prior year. Earnings from continuing operations were $1,849,000 or $0.06 per diluted share for the fourth quarter of fiscal 2005, compared to earnings from continuing operations of $2,954,000 or $0.10 per diluted share for the comparable prior period. Last year’s earnings from continuing operations for the fourth quarter included a gain on disposition of property and equipment of $1.4 million, or $0.03 per diluted share after-tax. Net earnings, which include net after-tax income of $1,044,000 or $0.03 per diluted share from discontinued operations, were $2,893,000 or $0.09 per diluted share for the fourth quarter of fiscal 2005, compared to net earnings of $4,579,000 or $0.15 per diluted share for the fourth quarter of the prior year. The company’s former limited-service lodging division and Miramonte Resort have been classified as discontinued operations in accordance with current accounting pronouncements and prior year results have been restated to conform to the current presentation.

For fiscal 2005, total revenues were $272,707,000, compared to revenues of $274,931,000 for fiscal 2004. Earnings from continuing operations were $19,238,000 or $0.63 per diluted share for fiscal 2005, compared to earnings from continuing operations of $18,466,000 or $0.62 per diluted share for the prior year. Net earnings for fiscal 2005 were $99,221,000 or $3.25 per diluted share, compared to net earnings of $24,611,000 or $0.82 per diluted share for fiscal 2004. The net earnings for fiscal 2005 include $78.3 million or $2.57 per diluted share in after-tax gains on sale of discontinued operations.

“Fiscal 2005 was a year of major change for The Marcus Corporation. We sold our limited-service lodging division last September for approximately $415 million in cash, reducing the size of the company by about a third. We focused our sights on growing our two remaining divisions, Marcus Theatres® and Marcus Hotels and Resorts, and we have taken several steps in recent months towards that end. We also implemented a process for evaluating other investments and potential uses of the funds,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

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“We are pleased to report a slight increase in earnings from continuing operations during fiscal 2005 and a significant increase in net earnings due to the gains on sale of our limited-service lodging division and Miramonte Resort. Our increase in earnings from continuing operations can be attributed to increased investment income and reduced interest expense, primarily resulting from the significant cash balance we currently have as a result of the sale of the limited-service lodging division,” said Marcus.

“However, fiscal 2005 was also a challenging year in many ways. In particular, our overall results from continuing operations were impacted by decreased revenues and operating income for Marcus Theatres. The year got off to a strong start, with record Memorial Day and July 4 holiday weeks. But we experienced decreased attendance in each of the last three quarters of the year, compared to fiscal 2004. With no significant change in the number of competitive screens in our markets, we believe that a significant factor contributing to the attendance decrease during fiscal 2005 was the quality of film product released during the last three quarters. Additional factors that are difficult to measure but may have had some impact on attendance this year include an industry concern over piracy and the ongoing impact of DVDs and other home entertainment options on consumer spending choices, particularly during a period of relatively weak film product,” said Marcus.

As evidence of this, Marcus noted that there were no films in fiscal 2005 that produced box office receipts in excess of $4 million for Marcus Theatres. This compares to three films with revenues surpassing this level in fiscal 2004 – Lord of the Rings: Return of the King, Finding Nemo and The Passion of the Christ. “Primarily as a result of the very strong performance of The Passion of the Christ last year, our attendance for the fourth quarter of fiscal 2005 was down nearly 20%. This was in spite of nine strong opening days for Star Wars: Episode III – Revenge of the Sith, just prior to the end of the quarter,” Marcus said. “It is interesting to note that The Passion of the Christ, a film that achieved blockbuster status during a time period – late February and March – not noted for such films, produced box office receipts in excess of $4.3 million for Marcus Theatres during fiscal 2004 and our overall decline in box office receipts for the full fiscal year 2005 totaled approximately $5 million.

“Although the beginning of this summer has been disappointing, with our box office receipts below last year’s for the first seven weeks of the new fiscal year, we are encouraged by our improved performance during the last two weeks due to hit films including Charlie and the Chocolate Factory and The Wedding Crashers. With promising films for fall including Chicken Little, The Legend of Zorro and Harry Potter and the Goblet of Fire and potential hits for the holiday season such as The Chronicles of Narnia: The Lion, the Witch and the Wardrobe, King Kong, Fun with Dick and Jane and The Producers, we are hopeful that the second half of calendar 2005 will finish on a much stronger note than the first half,” Marcus said.

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Marcus said the division continued to invest in improving its facilities and the guest experience. During fiscal 2005, Marcus Theatres opened a new 12-screen theatre in Saukville, Wis., and added eight new screens to existing theatres. The division further expanded its successful 75-foot-wide UltraScreen® concept to two existing locations, increasing the total number of UltraScreens at year end to six. The division also continued its Project 2010 remodeling program, with 11 of the planned 28 locations now featuring Marcus Theatres’ distinctive art-deco interior design. “We have also set the stage for our future growth by acquiring land for new theatres in Green Bay, Sturtevant, East Troy and Brookfield, Wis.,” said Marcus.

“Although Marcus Hotels and Resorts’ fiscal 2005 operating income was lower than in the comparable prior periods, there was much to be encouraged by during the fourth quarter and fiscal year. Revenues increased at all five of our company-owned hotels and resorts in fiscal 2005, with the largest improvements at our two newest hotels, the Hotel Phillips in Kansas City, Mo. and the Hilton Madison at Monona Terrace in Madison, Wis., and at the business-oriented Pfister Hotel in Milwaukee,” said Marcus. In particular, Marcus noted that revenue per available room (RevPAR) for continuing company-owned properties increased a substantial 14.2% in the fourth quarter of fiscal 2005 and was up 4.2% for the fiscal year.

Marcus said the decrease in operating income was entirely due to reduced earnings from the company’s timeshare operations and start-up and pre-opening costs for the Platinum Suite Hotel & Spa condominium hotel project currently under construction in Las Vegas and the Four Points by Sheraton Chicago Downtown/ Magnificent Mile, which opened in early June 2005. “Excluding the combined $1.9 million negative year-over-year impact of these items on our overall results, the division’s fiscal 2005 operating income from our remaining operations was up nearly 12% over the prior year. Although the start-up and pre-opening expenses reduced our results for the year, we believe these new properties will be positive contributors to the division’s future operating income,” said Marcus.

“The summer is off to an excellent start. Group bookings have been strong, the leisure business segment continues to perform well and the individual business segment is showing steady improvement. We are especially pleased with the strong opening of the Four Points by Sheraton in Chicago. This property has been very well received and is already building a solid customer base in this dynamic, growing market,” said Marcus.

Shortly after the end of the fiscal year, the division purchased the Wyndham Milwaukee Center Hotel in downtown Milwaukee. Marcus Hotels and Resorts plans a major remodeling of this property to maximize its location in the heart of Milwaukee’s cultural and business district. In addition, renovation of the historic Skirvin Hotel in Oklahoma City, a public-private hotel project in which the division expects to be integrally involved, is expected to begin later in fiscal 2006.

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“With a number of new properties under construction or in development and continuing improvement in the performance of our existing properties, we believe the future for Marcus Hotels and Resorts is very bright,” he added.

“We are continuing to evaluate potential uses of the proceeds from the sale of the limited-service lodging division to ensure that all uses are in the best long-term interest of our shareholders. We are committed to growing Marcus Theatres and Marcus Hotels and Resorts and will consider other potential investments and uses of the funds, including returns of capital to shareholders. While we have not established an arbitrary deadline for determining the use of these funds, we currently anticipate that we will provide additional direction on potential applications of at least a portion of these proceeds during the first half of fiscal 2006,” said Marcus.

Marcus Corporation management will host a conference call today, July 28, 2005, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5520. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, August 4, 2005 by dialing 1-888-203-1112 and entering the passcode 1097243. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres, owns or manages 504 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 12 hotels and resorts in Wisconsin, California, Minnesota, Missouri, Texas and Illinois and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (ii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iii) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (iv) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (v) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vi) the effects of competitive conditions in the markets served by us; (vii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (viii) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	May 26, 2005	May 27, 2004	May 26, 2005	May 27, 2004
Revenues:
Rooms and telephone	$14,166	$12,634	$56,778	$55,095
Theatre admissions	19,608	23,492	96,157	101,144
Theatre concessions	9,693	10,820	45,785	46,696
Food and beverage	8,713	7,826	36,576	34,940
Other revenues	8,581	8,755	37,411	37,056

Total revenues	60,761	63,527	272,707	274,931
Costs and expenses:
Rooms and telephone	5,865	5,308	22,726	21,694
Theatre operations	15,988	17,965	75,560	77,944
Theatre concessions	2,115	2,295	9,896	10,209
Food and beverage	7,149	6,440	28,640	27,046
Advertising and marketing	4,063	4,217	15,811	15,653
Administrative	7,092	6,074	26,644	24,662
Depreciation and amortization	6,225	6,385	24,595	24,948
Rent	507	483	1,989	1,845
Property taxes	2,435	2,007	8,158	7,984
Pre-opening expenses	420	17	816	173
Other operating expenses	4,950	5,405	20,393	20,449

Total costs and expenses	56,809	56,596	235,228	232,607

Operating income	3,952	6,931	37,479	42,324
Other income (expense):
Investment income	2,159	323	5,960	1,787
Interest expense	(3,493)	(4,186)	(14,874)	(16,529)
Gain (loss) on disposition of property and
equipment	(56)	1,434	2,195	2,778

	(1,390)	(2,429)	(6,719)	(11,964)

Earnings from continuing operations
before income taxes	2,562	4,502	30,760	30,360
Income taxes	713	1,548	11,522	11,894

Earnings from continuing operations	1,849	2,954	19,238	18,466
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(676)	1,625	1,662	6,145
Gain on sale of discontinued operations,
net of income taxes	1,720	--	78,321	--

	1,044	1,625	79,983	6,145

Net earnings	$2,893	$4,579	$99,221	$24,611

Earnings per share - basic:
Continuing operations	$0.06	$0.10	$0.64	$0.62
Discontinued operations	0.04	0.05	2.65	0.21

Net earnings per share	$0.10	$0.15	$3.29	$0.83

Earnings per share - diluted:
Continuing operations	$0.06	$0.10	$0.63	$0.62
Discontinued operations	0.03	0.05	2.62	0.20

Net earnings per share	$0.09	$0.15	$3.25	$0.82

Weighted average shares outstanding:
Basic	30,293	29,775	30,120	29,630
Diluted	30,654	30,072	30,526	29,850

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited) May 26, 2005	(Audited) May 27, 2004
Assets:
Cash and cash equivalents	$259,057	$9,439
Cash held by intermediaries	28,552	--
Accounts and notes receivable	11,615	10,408
Refundable income taxes	871	--
Deferred income taxes	5,464	4,593
Real estate and development costs	4,985	6,438
Other current assets	4,856	5,677
Assets of discontinued operations	13,373	290,233
Property and equipment - net	399,923	373,617
Other assets	55,476	49,267

Total Assets	$784,172	$749,672

Liabilities and Shareholders' Equity:
Accounts and notes payable	$17,785	$16,885
Income taxes	--	1,311
Taxes other than income taxes	8,507	8,113
Other current liabilities	18,116	18,056
Current maturities of long-term debt	25,765	25,738
Liabilities of discontinued operations	6,187	40,519
Long-term debt	170,888	207,282
Deferred income taxes	26,614	22,666
Deferred compensation and other	16,649	15,379
Shareholders' equity	493,661	393,723

Total Liabilities and Shareholders' Equity	$784,172	$749,672

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended May 26, 2005
Revenues	$31,316	$29,107	$338	$60,761	$239	$61,000
Operating income (loss)	5,773	784	(2,605)	3,952	(991)	2,961
Depreciation and amortization	3,242	2,780	203	6,225	36	6,261
13 Weeks Ended May 27, 2004
Revenues	$36,393	$26,813	$321	$63,527	$35,806	$99,333
Operating income (loss)	8,687	822	(2,578)	6,931	2,668	9,599
Depreciation and amortization	3,057	2,917	411	6,385	5,454	11,839
52 Weeks Ended May 26, 2005
Revenues	$149,125	$122,181	$1,401	$272,707	$46,411	$319,118
Operating income (loss)	34,791	11,235	(8,547)	37,479	3,048	40,527
Depreciation and amortization	12,148	11,047	1,400	24,595	3,806	28,401
52 Weeks Ended May 27, 2004
Revenues	$155,733	$117,975	$1,223	$274,931	$134,276	$409,207
Operating income (loss)	38,933	11,724	(8,333)	42,324	11,100	53,424
Depreciation and amortization	11,782	11,634	1,532	24,948	21,088	46,036

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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